UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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BURGER KING HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BURGER KING HOLDINGS, INC.
5505 BLUE LAGOON DRIVE
MIAMI, FLORIDA 33126

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 29, 2006

The annual meeting of shareholders of Burger King Holdings, Inc., a Delaware corporation (the “Company”), will be held at the Company’s global headquarters located at 5505 Blue Lagoon Drive, Miami, Florida, on Wednesday, November 29, 2006 at 9:00 a.m., Eastern Standard Time (“EST”).
The meeting will be held for the following purposes:

1.	To elect thirteen (13) directors for a term to expire at the annual meeting of shareholders in 2007;

2.	To ratify the selection of KPMG LLP (“KPMG”) as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2007; and

3.	To transact any other business as may properly come before the meeting or any adjournments thereof.
The Board of Directors of the Company has fixed the close of business on October 11, 2006 as the record date for determining shareholders of the Company entitled to notice of and to vote at the meeting.
By Order of the Board of Directors
Anne Chwat
General Counsel and Secretary
Miami, Florida
October 27, 2006
YOUR VOTE IS IMPORTANT
A proxy for the annual meeting is enclosed. Please promptly vote by completing the enclosed proxy card and returning it in the enclosed postage-paid envelope even if you plan to attend the meeting in person. If you are present at the meeting and desire to vote in person, your vote by proxy will not be used.

BURGER KING HOLDINGS, INC.
5505 Blue Lagoon Drive
Miami, Florida 33126

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held On November 29, 2006

ANNUAL MEETING INFORMATION
This proxy statement contains information related to the annual meeting of shareholders of Burger King Holdings, Inc. (“Burger King Holdings” or the “Company”) to be held on Wednesday, November 29, 2006 at 9:00 a.m. (EST) at the Company’s global headquarters located at 5505 Blue Lagoon Drive, Miami, Florida 33126. This proxy statement was prepared under the direction of the Company’s Board of Directors (the “Board of Directors” or the “Board”) to solicit your proxy for use at the annual meeting of shareholders. It will be mailed to shareholders on or about October 27, 2006.
Who may attend the annual meeting?
All shareholders of record as of October 11, 2006 (the “Record Date”), or their duly appointed proxies, and invited guests of the Company may attend the meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the meeting.
If you hold shares in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the annual meeting, you will need to bring valid photo identification and a copy of a statement reflecting your share ownership as of the Record Date, or a legal proxy from your broker or nominee.
Shareholders of record will be verified against an official list available in the registration area at the meeting. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date.
Who may vote?
You may vote if you owned Burger King Holdings’ common stock as of the close of business on the Record Date. Each share of Burger King Holdings’ common stock is entitled to one vote. As of the Record Date, there were 133,162,107 shares of common stock outstanding and entitled to vote at the annual meeting.
What will I be voting on?
You will be voting on the following:

♦	The election of thirteen (13) directors for a term to expire at the annual meeting of shareholders in 2007; and
♦	The ratification of the selection of KPMG as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2007.
What are the voting recommendations of the Board of Directors?
The Board of Directors recommends that you vote your shares “FOR” each of the nominees named in this proxy statement for election to the Board and “FOR” ratification of the selection of KPMG as the Company’s independent registered public accounting firm for fiscal 2007.

How do I vote?
If you are a registered shareholder, there are two ways to vote:
      Return Your Proxy Card By Mail: You may vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.
      Vote at the Meeting: You may cast your vote in person at the annual meeting. Written ballots will be passed out to anyone who wants to vote in person at the meeting.
Even if you plan to attend the meeting, you are encouraged to vote your shares by proxy. You may still vote your shares in person at the meeting even if you have previously voted by proxy. If you are present at the meeting and desire to vote in person, your vote by proxy will not be used.
What if I hold my shares in “street name”?
You should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet to your broker or nominee. If you provide specific voting instructions by mail, telephone or the Internet, your broker or nominee should vote your shares as you have directed.
Can I change my mind after I vote?
If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the annual meeting by:

♦	signing another proxy card with a later date and returning it to the Company prior to the meeting;
♦	giving written notice to the Secretary of the Company; or
♦	attending the annual meeting and voting in person.
If you hold your shares in street name, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the annual meeting if you obtain legal proxy.
Who will count the votes?
Representatives of The Bank of New York, the Company’s transfer agent (the “Transfer Agent”), will count the votes and will serve as the independent inspector of election.
What does it mean if I receive more than one proxy card?
It means that you have multiple accounts with brokers or the Transfer Agent. Please vote all of these shares. The Company encourages you to have all your shares registered in the same name and address. You may do this by contacting your broker or the Transfer Agent. The Transfer Agent may be reached at 1-800-524-4458.
Will my shares be voted if I do not provide my proxy?
Your shares may be voted if they are held in street name, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.
The election of directors and the proposal to ratify the selection of KPMG as the Company’s independent registered public accounting firm for fiscal 2007 are considered routine matters for which brokerage firms may vote unvoted shares. There are no other proposals to be voted on at the annual meeting.
May shareholders ask questions?
Yes. Representatives of the Company will answer shareholders’ questions of general interest following the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?
A majority of the outstanding shares entitled to vote at the annual meeting, represented in person or by proxy, will constitute a quorum. Shares of common stock represented in person or by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present.
What vote is required to approve each proposal?
The nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting will be elected. If you mark your proxy to withhold your vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. The ratification of the selection of KPMG as the Company’s independent registered public accounting firm for fiscal 2007 requires the affirmative vote of a majority of the votes cast at the annual meeting in order to be approved.
Shares that abstain from voting as to a particular matter, and shares held in street name by brokers or nominees that indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will not be included in vote totals and will not affect the outcome of the voting for either proposal.
Are there any shareholders who own a majority of the Company’s common stock?
As of the Record Date, private equity funds controlled by Texas Pacific Group, Bain Capital Partners and the Goldman Sachs Funds (the “Sponsors”) collectively own more than 75% of the outstanding common stock. The Sponsors have advised the Company that they intend to be represented at the annual meeting either in person or by proxy to vote their shares in favor of the nominees named in this proxy statement for election to the Board and in favor of ratification of the selection of KPMG as the Company’s independent registered public accounting firm. Therefore, a quorum at the meeting is assured and a vote FOR the proposals is assured.
Who will pay for this proxy solicitation?
The Company will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of the shares. A few of the Company’s officers and employees may participate in the solicitation of proxies without additional compensation.
The Company has retained The Bank of New York and D.F. King & Co., Inc. to assist in the solicitation of proxies on behalf of the Company’s Board of Directors.
Will any other matters be voted on at the annual meeting?
As of the date of this proxy statement, the Company’s management knows of no other matter that will be presented for consideration at the meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.
What is the Company’s website address?
The Company’s website address is www.bk.com. The Company makes this proxy statement, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) available on its website in the Investor Relations section, as soon as reasonably practicable after electronically filing such material with the United States Securities and Exchange Commission (“SEC”). This information is also available at www.sec.gov. The references to the Company’s website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

The Company’s Corporate Governance Guidelines and its Code of Business Ethics and Conduct are also located in the Investor Relations section of the website. These documents, as well as the Company’s SEC filings, are available in print to any shareholder who requests a copy from the Company’s Investor Relations department.
CORPORATE GOVERNANCE PRINCIPLES, COMMITTEES AND DIRECTOR INFORMATION
Controlled Company Status
The Company is deemed to be a “controlled company” under Section 303A of the NYSE rules. Section 303A exempts a controlled company (defined as a company of which more than 50% of the voting power is held by an individual, a group or another company) from the requirement that its board of directors, its compensation committee, and its nominating and corporate governance committee be comprised solely of “independent directors”. The Company relies on this exemption from the independence requirements with regard to the Board of Directors, the Compensation Committee and the Executive and Corporate Governance Committee which acts as the Company’s nominating and corporate governance committee. The “controlled company” exception does not modify the independence requirements for the Audit Committee, and the Company intends to comply with the requirements of the Sarbanes-Oxley Act and the NYSE rules, which require that the Audit Committee be comprised entirely of independent directors by May 17, 2007. The Company’s Audit Committee currently has two independent members and intends to have a fully independent Audit Committee by the required date.
Board Committees
The Board of Directors has established an Audit Committee, a Compensation Committee and an Executive and Corporate Governance Committee. The members of each committee are appointed by the Board of Directors and serve one year terms.
Each committee has established a written charter which sets forth the committee’s purpose, membership criteria, powers and responsibilities and provides for the annual evaluation of the committee’s performance. The Audit Committee Charter is attached as Appendix A to this proxy statement.
Corporate Governance Principles
The Board of Directors adopted Corporate Governance Guidelines (the “Guidelines”) to assist the Board in exercising its responsibilities. The Guidelines are reviewed and revised by the Board as it deems necessary and appropriate. The Guidelines are posted on the Company’s website at www.bk.com in the Investor Relations section and are available upon request from the Company’s Investor Relations department. The Investor Relations section of the Company’s website also contains the Code of Business Ethics and Conduct, the Audit Committee Charter, the Compensation Committee Charter and the Executive and Corporate Governance Committee Charter.
The Guidelines and the charter for the Executive and Corporate Governance Committee set forth the Company’s policies with respect to Board composition, membership, qualifications, responsibilities, size, management oversight, committees and operations.
The Executive and Corporate Governance Committee considers the following criteria when recommending nominees for director: high personal and professional ethics, integrity and values; expertise that is useful to the Company and complementary to the background and experience of the other members of the Board; ability to devote the time necessary for the diligent performance of duties and responsibilities of Board membership; willingness to represent the long-term interests of all shareholders and objectively appraise management’s performance; possession of sound judgment to provide prudent guidance with respect to the operations and interests of the Company; and diversity and other relevant factors as the Board may determine. The committee will also consider nominees recommended by shareholders, provided that the shareholder complies with the procedure set forth in the Company’s bylaws which is described in “Bylaws Requirements for Shareholder Submission of Nominations and Proposals” in this proxy statement. Other than the submission requirements set forth in the Company’s bylaws, there is no difference in the manner in which the Executive and Corporate Governance Committee evaluates a nominee for Director recommended by a shareholder.
The Company is subject to an amended and restated shareholders’ agreement with the Sponsors (the “Shareholders’ Agreement”) that gives each Sponsor the right to appoint two directors to the Board of Directors. The Shareholders’ Agreement also requires that each of the Sponsors has at least one seat on each committee except the Audit Committee, that Sponsor Directors constitute a majority of each committee, and that the chairman of each such committee be a Sponsor Director. Please see “Certain Relationships and Related Transactions” for more information on the Shareholders’ Agreement, including the stock ownership thresholds required to be maintained for a Sponsor to retain these Board of Director and Board committee appointment rights.
The non-management Directors regularly schedule executive sessions of the Board and each of the committees in which management does not participate. The discussion leader for executive sessions of the full Board is generally the Chairman of the Board, and the Chairmen of the Audit, Compensation, and Executive and Corporate Governance Committees lead discussions on matters within the purview of those committees.
Communication with Directors
Any Director may be contacted by writing to him in care of Burger King Holdings, Inc., Attn: Secretary, 5505 Blue Lagoon Drive, Miami, Florida 33126. Although the Secretary may screen frivolous or unlawful communications and commercial advertisements, the Secretary will forward all other correspondence to the indicated Director.
Director Compensation
Prior to July 1, 2006, Directors who were employees of the Company or the Sponsors did not receive any fees for their services. The other Directors received an annual retainer of $50,000 for service on the Board payable at their option either 100% in cash or 100% in stock options. They also received $1,000 for each Board meeting attended.
Effective July 1, 2006, the Company amended its director compensation program to offer the following director compensation to non-management Directors, including employees of the Sponsors. The Chairman of the Board receives an annual retainer of $80,000 and the other non-management Directors receive an annual retainer of $50,000. The annual retainers are payable at the Directors’ option either 100% in cash or 100% in shares of the Company’s common stock. In addition, the Chairman will be granted on an annual basis shares of the Company’s common stock having a fair market value on the grant date of $120,000 and each other non-management member of the Board receives a share award with a grant date fair market value of $85,000. The chair of the Audit Committee receives an additional $20,000 fee and each other committee chair receives an additional $10,000 fee, payable at his option either 100% in cash or 100% in shares of the Company’s common stock. All shares awarded to the Directors will be settled upon termination of Board service. No separate committee meeting fees are paid and no compensation is paid to management Directors for Board or committee service. No independent Director receives any fees or compensation from the Company other than compensation received in his capacity as a director.
All Directors are reimbursed for reasonable travel and lodging expenses incurred by them in connection with attending Board and committee meetings.
Board and Committee Meeting Attendance and Annual Meeting Attendance
The Board held six meetings during fiscal 2006. Each incumbent Director, except Mr. Andrew B. Balson, attended at least 75% of the aggregate of (a) the total number of meetings of the Board during fiscal 2006, and (b) the total number of meetings held by all committees of the Board on which the Director served during fiscal 2006.

Although the Company has no specific policy regarding Director attendance at its annual meeting, all Directors are encouraged to attend. The Company does so by, among other things, holding its annual meeting of shareholders on the same date as one of the Board meetings.
Executive and Corporate Governance Committee
The Executive and Corporate Governance Committee acts for the Board of Directors with respect to matters delegated to it by the Board and also acts as the Company’s nominating and corporate governance committee. The Board has delegated to this committee the authority to identify and recommend potential candidates qualified to become Board members and recommend Directors for appointment to Board committees.
The Executive and Corporate Governance Committee also exercises general oversight with respect to the governance and performance of the Board, as well as corporate governance matters applicable to the Company and its employees and Directors. This committee also has authority to take actions on behalf of the Company (except if prohibited by applicable law or regulation) if the amounts associated with such actions do not individually exceed $25 million.
The members of the Executive and Corporate Governance Committee are Messrs. Sanjeev K. Mehra (Chair), Richard W. Boyce, John W. Chidsey and Stephen G. Pagliuca.
The Executive and Corporate Governance Committee held two meetings in fiscal 2006.

ITEM 1.	ELECTION OF DIRECTORS
The Company’s Amended and Restated Certificate of Incorporation provides that the number of directors constituting the Board of Directors shall not be fewer than three (3) nor more than fifteen (15), with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the entire Board. The term of office of each Director is one year, commencing at this annual meeting and ending at the annual meeting of shareholders to be held in 2007. Each Director elected will continue in office until he resigns or until a successor has been elected and qualified.
Andrew B. Balson, David Bonderman, Richard W. Boyce, David A. Brandon, John W. Chidsey, Armando Codina, Peter R. Formanek, Manuel A. Garcia, Adrian Jones, Sanjeev K. Mehra, Stephen G. Pagliuca, Brian T. Swette and Kneeland C. Youngblood currently serve as Directors of the Company and are the proposed nominees for election as Directors to serve for a one-year term expiring at the 2007 annual meeting of shareholders. Messrs. Balson, Bonderman, Boyce, Jones, Mehra and Pagliuca were appointed to the Board of Directors pursuant to the Shareholders’ Agreement described above under “Corporate Governance Principles”.
Each of the nominees has consented to serve if elected. If any nominee should be unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote in accordance with their judgment. The Company knows of no reason why the nominees would not be able to serve if elected.
NOMINEES FOR ELECTION AT THIS MEETING
The following table sets forth the name, age and principal occupation of each nominee for election as a Director of the Company.

Andrew B. Balson Director since 2002 Age 40	Mr. Balson is a Managing Director of Bain Capital Partners, where he has worked since 1996. Mr. Balson is a director of Domino’s Pizza, Inc. and UGS Corp.

David Bonderman Director since 2002 Age 63	Mr. Bonderman is a Founding Partner of Texas Pacific Group and has served in that role since 1992. Mr. Bonderman is also a director of CoStar Group, Inc., RyanAir Holdings, plc and Gemalto N.V.

Richard W. Boyce Director since 2002 Age 52	Mr. Boyce has been a Partner of Texas Pacific Group based in San Francisco, California since January 1999. Mr. Boyce is a director of ON Semiconductor and J. Crew Group, Inc.

David A. Brandon Director since 2003 Age 54	Mr. Brandon is Chairman and CEO of Domino’s Pizza in Ann Arbor, Michigan and has served in that role since March 1999. From 1989 to 1998, Mr. Brandon served as President and CEO of Valassis Communication, Inc. and he was Chairman of Valassis from 1997 to 1998. Mr. Brandon is a director of The TJX Companies, Domino’s Pizza and Kaydon Corporation.

John W. Chidsey Director since 2006 Age 44	Mr. Chidsey has served as Chief Executive Officer and a member of the Board since April 2006. From September 2005 until April 2006, he served as President and Chief Financial Officer of the Company and from June 2004 until September 2005, he was the Company’s President of North America Mr. Chidsey joined the Company as Executive Vice President, Chief Administrative and Financial Officer in March 2004 and held that position until June 2004. From January 1996 to March 2003, Mr. Chidsey served in numerous positions at Cendant Corporation, including Chief Executive Officer of the Vehicle Services Division and the Financial Services Division. Mr. Chidsey is a director of Doctors Hospital, a part of Baptist Health South Florida, South Florida’s largest not-for-profit healthcare organization. He is also a member of the Board of Trustees of Davidson College.

Armando Codina Director since 2005 Age 59	Mr. Codina is the founder of Codina Group, Inc., a real estate development company, established in 1979. In April 2006, Codina Group, Inc. was acquired by Florida East Coast Industries, Inc., and Mr. Codina became Chief Executive Officer and President of both Flagler Development Company and Codina Group, Inc. Mr. Codina is a director of AMR Corporation, BellSouth Corporation, Florida East Coast Industries, Inc., General Motors Corporation and Merrill Lynch & Co., Inc.

Peter R. Formanek Director since 2003 Age 63	Mr. Formanek has been a private investor in Memphis, Tennessee since May 1994. Mr. Formanek is a co-founder of AutoZone, Inc.

Manuel A. Garcia Director since 2003 Age 63	Mr. Garcia has served as President and Chief Executive Officer of Atlantic Coast Management, Inc., an operator of various restaurants in the Orlando, Florida area, since 1996. Mr. Garcia is Chairman of the Board of Culinary Concepts, Inc.

Adrian Jones Director since 2002 Age 42	Mr. Jones has been with Goldman, Sachs & Co. in New York, New York and London, UK since 1994, and has been a Managing Director since November 2002. Mr. Jones is a director of Autocam Corporation and Signature Hospital Holding, LLC.

Sanjeev K. Mehra Director since 2002 Age 47	Mr. Mehra has been with Goldman, Sachs & Co. in New York, New York since 1986, and has been a Managing Director since 1996. Mr. Mehra is a director of Adam Aircraft Industries, Inc., Nalco Company, Madison River Telephone Company, LLC and SunGard Data Systems, Inc.

Stephen G. Pagliuca Director since 2002 Age 51	Mr. Pagliuca has served as a Managing Director of Bain Capital Partners since 1989. Mr. Pagliuca is a director of Gartner Group, Inc., Instinet Group Incorporated and ProSiebenSat Media AG.

Brian T. Swette Director since 2003 Age 52	Mr. Swette became Non-Executive Chairman of the Board in April 2006. Mr. Swette served as Chief Operating Officer of eBay in San Jose, California from 1998 to 2002. Mr. Swette is a director of Jamba Juice Company.

Kneeland C. Youngblood Director since 2004 Age 50	Mr. Youngblood has served as Co-Founder and Managing Partner of Pharos Capital Group, L.L.C. in Dallas, Texas, a private equity firm focused on technology companies, business service companies and health care companies since January 1998. Mr. Youngblood is Chairman of the Board of the American Beacon Funds and is a director of Starwood Hotels and Resorts Worldwide, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF ABOVE NOMINEES

Audit Committee
The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and compliance by the Company with legal and regulatory requirements. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm.
Pursuant to its written charter, the Audit Committee pre-approves all audit services and permitted non-audit services to be performed by the Company’s independent registered public accounting firm before the firm is engaged to render such services or pursuant to pre-approval policies and procedures established by the Audit Committee.
The members of the Audit Committee are Messrs. Peter R. Formanek (Chairman), Richard W. Boyce and Manuel A. Garcia. The Board of Directors has determined that (i) Messrs. Formanek and Garcia are independent directors within the requirements of the Sarbanes-Oxley Act and the NYSE rules and (ii) all of the members of the Audit Committee are “financially literate” as defined by the NYSE rules. The Board of Directors also has determined that Mr. Formanek possesses “financial management expertise” under the NYSE rules and qualifies as an “audit committee financial expert” as defined by the applicable SEC regulations.
The Audit Committee held five meetings in fiscal 2006.
Audit Fees and Services
The following table sets forth fees for professional services rendered by KPMG for the annual audit of the Company’s financial statements for the years ended June 30, 2006 and 2005 and fees billed for other services rendered by KPMG for such years (in thousands).

	Fiscal Year

Fee Category	2006	2005

Audit Fees(1)	$2,548	$1,675
Audit-Related Fees(2)	230	194
Tax Fees(3)	480	690
All Other Fees(4)	32	94

Total Fees	$3,290	$2,653

(1)	Audit Fees consist of fees for professional services rendered for the annual audit of the Company’s financial statements and review of financial statements included in the Company’s quarterly reports, statutory audits required internationally, accounting consultation, and in fiscal 2006 attestation services, including the delivery of a comfort letter, associated with the Company’s initial public offering.
(2)	Audit-Related Fees consist of fees for employee benefit plan audits, audits of joint ventures and audits of advertising funds managed by the Company.
(3)	Tax Fees consist of fees related to tax compliance services in various international markets, including expatriate tax services for certain employees, including members of the Company’s senior management.
(4)	All Other Fees are fees billed for miscellaneous advisory services.

AUDIT COMMITTEE REPORT
The Audit Committee has: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with KPMG, the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as modified or supplemented; (iii) received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with KPMG the firm’s independence.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2006 for filing with the SEC.
The Audit Committee considered whether the provision of non-audit services by KPMG was compatible with maintaining such firm’s independence. After reviewing the services provided by KPMG, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the selection, subject to shareholder ratification, of KPMG as the independent registered public accounting firm of the Company.
Respectfully submitted,
AUDIT COMMITTEE
Peter R. Formanek, Chairman
Richard W. Boyce
Manuel A. Garcia

ITEM 2.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company’s Audit Committee has appointed KPMG to audit the Company’s financial statements for the fiscal year ended June 30, 2007. A representative of KPMG is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires. For additional information regarding the Company’s relationship with KPMG, please see the “Audit Committee Report”.
Although it is not required to submit this proposal to the shareholders for approval, the Board believes it is desirable that an expression of shareholder opinion be solicited and presents the selection of the independent registered public accounting firm to the shareholders for ratification. Even if the selection of KPMG is ratified by the shareholders, the Audit Committee in its discretion could decide to terminate the engagement of KPMG and to engage another firm if the committee determines that this is necessary or desirable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE SELECTION OF KPMG LLP.
Compensation Committee
The Compensation Committee oversees compensation and benefits policies, oversees and sets the compensation and benefits arrangements of the Chief Executive Officer and certain other executives; provides a general review of, and makes recommendations to, the Board of Directors or to the Company’s shareholders with respect to the Company’s equity-based compensation plans; reviews and approves all of the Company’s equity-based compensation plans that are not otherwise subject to shareholder approval; implements, administers, operates and interprets all equity-based and similar compensation plans to the extent provided under the terms of such plans, including the power to amend such plans; and reviews and approves awards of shares or options to officers and employees pursuant to the Company’s equity-based plans.
The members of the Compensation Committee are Messrs. Stephen G. Pagliuca (Chairman), Richard W. Boyce, Armando Codina and Sanjeev K. Mehra. Mr. Codina was appointed to the Compensation Committee on October 13, 2006.
The Compensation Committee held seven meetings in fiscal 2006.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
The Compensation Committee of the Board of Directors is responsible for overseeing the Company’s compensation and benefits policies generally, evaluating the performance of the Chief Executive Officer (the “CEO”), evaluating the performance of the CEO’s direct reports (individually, the “Executive” or collectively, the “Executives”), overseeing and setting compensation for the CEO and the Executives, reviewing the Company’s management succession plan and preparing this report.
Compensation Philosophy
The Company believes compensation is an important tool in supporting its long-term goal of creating shareholder value. As such, the Company’s compensation philosophy is based on pay-for-performance principles. The compensation programs are designed to support the Company’s business strategy by rewarding for sustained superior financial performance, placing a significant portion of compensation at risk if performance goals are not achieved, aligning the interests of the Executives with those of shareholders and enabling the Company to attract, retain and motivate top talent.
The Company’s executive compensation program consists of base salary, annual cash incentive, long-term incentive and executive benefits and perquisites. The Company evaluates the total compensation opportunity of executive officers relative to the competitive market on a regular basis. The Company reviews compensation opportunities at other publicly-traded companies in its industry and considers data reported in various compensation surveys. In general, the Company positions target total compensation opportunities around the median of the relevant market while providing the Executives with the opportunity to exceed this level based on performance. In making determinations about an Executive’s compensation, the Compensation Committee also considers factors specific to that individual, including performance and long-term potential, the nature and scope of each Executive’s responsibilities and his or her effectiveness in supporting the Company’s long-term goals.
The Company’s policies with respect to each of the key compensation program components, and the specific factors considered in determining fiscal 2006 compensation, are discussed below.
Base Salary
The Compensation Committee annually reviews and approves the Executives’ base salaries. The Compensation Committee considers various factors such as the Executive’s employment agreement with the Company, his or her performance and responsibilities, leadership, years of experience, competitive salaries within the marketplace, and the Executive’s total compensation package. For fiscal 2006, most Executives received a 3% salary increase, pro-rated for time in their position. The salaries of the Named Executive Officers (as defined below under “Summary Compensation Table”) are provided in the Summary Compensation Table in the Company’s proxy statement.
Annual Incentive Program
Annual incentive opportunities for the Executives, excluding the Named Executive Officers, range from 45% to 70% of base salary. Annual incentive opportunities for the Named Executive Officers, excluding the CEO, range from 70% to 80% of base salary and for the CEO is equal to 100% of base salary. For fiscal 2006, annual incentives were awarded under the Burger King Corporation Fiscal Year 2006 Executive Team Restaurant Support Incentive Plan (the “RSIP”). Beginning in fiscal 2007, performance-based cash bonuses will be paid under the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan (the “Omnibus Plan”).
Annual incentives are earned based on achieving business and individual performance goals. For fiscal 2006, the primary business goal was EBITDA. For most of the Executives, EBITDA was measured on a worldwide and, if applicable based upon the Executive’s role and scope of responsibility, local basis, with each component weighted 50%. Given the roles and scope of responsibility of the Named Executive Officers, EBITDA was measured 100% on a worldwide basis in determining their respective annual incentive amounts.
Each business performance goal has a minimum “threshold” performance level, at which a 50% payout is earned, a “target” performance level, at which a 100% payout is earned, and a “maximum” performance level, at which a 200% payout can be earned. The earned incentive amount can then be reduced by up to 50%, but not increased, on the basis of two additional corporate-wide financial performance metrics: (1) minimum cash flow and (2) growth in comparable sales. Finally, this amount is multiplied by an individual performance factor to determine the actual incentive payout. Individual performance factors can range from 0 to 1.25, based upon an Executive’s overall performance rating.
For fiscal 2006, worldwide EBITDA was achieved at the “maximum” level and the thresholds set for free cash flow and comparable sales were exceeded. In addition, all of the Named Executive Officers rated individual performance factors equal to or greater than 1.0, resulting in payouts of between 200% and 220% of their target awards. Payouts for other executive officers ranged from 148% to 250% of target based on worldwide and, if applicable, their local EBITDA results, and individual performance factors.
Long-Term Incentives
For fiscal 2006, stock options continued to be the primary long-term incentive vehicle. Stock options align executive interests with shareholder interests since no benefit is earned unless and until the market price of the Company’s common stock increases. Since multi-year grants were made to most Executives in prior years, fiscal 2006 grants were only made to select Executives for promotion, retention or competitive reasons. The number of stock options awarded during fiscal 2006 to certain Named Executive Officers is provided in the Stock Option/ SAR Grant Table in the Company’s proxy statement. These options vest ratably over a five year period and have a ten year term.
The Company also used service-based restricted stock units in select situations for attraction and retention purposes. In accordance with this policy, the CEO was granted service-based restricted stock units upon his promotion in April 2006, which vest ratably over five years as described below in the section entitled “Compensation for Chief Executive Officer”.
Executive Benefits & Perquisites
The Company sponsors the following executive benefit programs:
      Executive Retirement Program. The Executive Retirement Program permits voluntary deferrals of salary and bonus until retirement or termination of employment. Amounts deferred, up to a maximum of 6% of base salary, are matched by the Company on a dollar-for-dollar basis. Depending on the level at which specified financial performance goals are achieved by the Company, accounts under the plan may also be credited with up to an additional 6% of base salary by the Company. All amounts deferred by the Executive or credited to his or her account by the Company earn interest at a rate that reflects a reasonable long-term return for a balanced portfolio, currently an annual rate of 8.5%. All Company contributions vest on a graded basis over a three-year period. Further details are provided in the Summary Compensation Table in the Company’s proxy statement under the column “All Other Compensation”.
      Executive Life Insurance Program. The Executive Life Insurance Program provides life insurance coverage which is paid by the Company and allows Executives to purchase additional life insurance coverage at their own expense. Coverage which is paid by the Company is limited to the lesser of $1.3 million or 2.50 to 2.75 times base salary depending on the Executive.
      Executive Health Plan. The Executive Health Plan serves as a fully insured supplement to the medical plan provided to all Company employees. Out-of-pocket costs and expenses for deductibles, coinsurance, dental care, orthodontia, vision care, prescription drugs, and preventative care are reimbursed up to an annual maximum of $100,000. The Executive Health Plan is offered to the Named Executive Officers and certain other Executives.
      Perquisites. Each Executive is provided with an annual perquisite allowance to be used, at his or her election, in connection with financial planning services, automobile allowance and additional life and other insurance benefits. Currently, the annual allowance amount for Mr. Chidsey is $50,000 and $35,000 for each of the other Named Executive Officers. Mr. Chidsey is also entitled to personal use of the Company aircraft on the terms set forth in his employment agreement. Additional information regarding perquisites provided to Named Executive Officers is set forth in the Summary Compensation Table in the Company’s proxy statement under the column “Other Annual Compensation”.
Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deductibility of annual compensation paid by a publicly-held company to $1,000,000 per individual employee per year. Because of its status as a newly public company, the Company’s existing compensation programs are eligible for special relief from this tax rule. Once this relief expires, the Compensation Committee intends to utilize performance-based compensation programs that meet the deductibility requirements under Section 162(m). However, the Compensation Committee also realizes that in order to attract and retain individuals with superior talent, the rare possibility exists that individual exceptions may occur.

Compensation for Chief Executive Officer
Mr. Brenneman
Mr. Gregory D. Brenneman served as Chairman of the Board from February 17, 2005 until April 7, 2006 and as Chief Executive Officer from August 1, 2004 until April 7, 2006. In connection with his separation on April 7, 2006, the Company entered into a separation and consulting services agreement with him which is described in the section entitled “Employment Agreements, Change-In-Control and Other Arrangements” of the Company’s proxy statement. Pursuant to the terms of the separation agreement, Mr. Brenneman was paid a bonus for fiscal 2006 on August 31, 2006 based on Company performance equal to 200% of his target incentive. Mr. Brenneman was granted 3,025,743 options when he joined the Company in August 2004, of which 1,815,509 were canceled pursuant to the terms of his separation and consulting services agreement.
Mr. Chidsey
Mr. John W. Chidsey was promoted from President and Chief Financial Officer to Chief Executive Officer of the Company on April 7, 2006. In connection with his promotion to Chief Executive Officer, he was granted an award of 210,769 restricted stock units on the effective date of the Company’s initial public offering. The terms of his employment agreement are described in the section entitled “Employment Agreements, Change-in-Control and Other Arrangements” of the Company’s proxy statement.
Consistent with the discussion of the Company’s policies with respect to executive annual and long-term incentives for fiscal 2006, Mr. Chidsey received a payout of 200% of his target incentive based on worldwide EBITDA performance, plus an additional 20% for strong performance relative to his individual goals, which included the successful completion of the Company’s initial public offering, a smooth transition to the CEO position, successful completion of the executive leadership team, achievement of all-time high system-wide average restaurant sales and achievement of net restaurant unit growth in excess of projections.
The Compensation Committee believes that Mr. Chidsey has been reasonably compensated for the job he has done as Chief Executive Officer of the Company. The compensation programs applicable to Mr. Chidsey accomplish the objective of linking shareholder value and financial performance to Mr. Chidsey’s total compensation.
Respectfully submitted,
COMPENSATION COMMITTEE
Stephen G. Pagliuca, Chairman
Richard W. Boyce
Sanjeev K. Mehra
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The following non-management Directors serve on the Compensation Committee of the Board of Directors: Stephen G. Pagliuca (Chairman), Richard W. Boyce, Armando Codina and Sanjeev K. Mehra. No Directors on the Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries. None of the Company’s executive officers served on the board of directors or compensation committee of another entity, one of whose executive officers served on the Company’s Board of Directors or its Compensation Committee.

SUMMARY COMPENSATION TABLE
The following table sets forth for the fiscal years ended June 30, 2006 and June 30, 2005, the annual, long-term and other compensation paid to the Chief Executive Officer of the Company, the former Chief Executive Officer of the Company and to each of the four highest paid executive officers of the Company (other than the Chief Executive Officer) who was serving as an executive officer of the Company at the end of each such year (the “Named Executive Officers”).

					Long Term Compensation
	Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying
		Salary	Bonus	Compensation	Awards	Options/	All Other
Name and Principal Position	Year	($)	($)(3)	($)(4)	($)(5)	SARs(#)	Compensation($)(6)

John Chidsey	2006	$814,567	$7,139,170	$53,494	$3,583,073	—	$110,398
Chief Executive Officer(1)	2005	744,231	1,625,000	76,009	—	236,746	246,779

Peter C. Smith	2006	408,769	1,914,875	30,710	—	13,542	52,474
Chief Human Resources Officer	2005	400,000	294,240	25,937	293,816	52,693	50,127

Russell B. Klein	2006	436,538	1,555,589	35,315	—	151,939	95,200
President, Global Marketing	2005	400,000	309,164	75,107	307,859	—	77,603
Strategy and Innovation

James F. Hyatt	2006	408,769	1,478,995	37,123	—	—	72,894
Chief Operations Officer	2005	400,000	588,000	24,047	—	131,732	49,618

Anne Chwat	2006	434,317	1,334,606	33,222	—	—	118,867
General Counsel and Secretary	2005	317,115	541,546	20,259	—	210,770	97,488

Gregory D. Brenneman	2006	1,021,923	12,421,349	186,441	—	—	310,975
Former Chief Executive Officer(2)	2005	900,000	2,250,000	205,243	—	3,025,743 (2)	569,384

(1)	Mr. Chidsey became Chief Executive Officer on April 7, 2006.
(2)	Mr. Brenneman served as Chairman of the Board from February 17, 2005 until April 7, 2006 and Chief Executive Officer from August 1, 2004 until April 7, 2006. He served as a consultant to the Company until June 30, 2006 and received his base salary and bonus based on the entire 2006 fiscal year. Mr. Brenneman forfeited 1,815,509 of his 3,025,743 options upon his separation from employment on April 7, 2006.
(3)	For fiscal 2006, bonuses include amounts paid under the Company’s RSIP, the February 2006 compensatory make-whole payment which is described below in “Certain Relationships and Related Transactions” and other individual bonuses. For fiscal 2005, bonuses include amounts paid under the RSIP and other individual bonuses. Bonuses are generally paid in the year following the year in which they were earned. Fiscal year 2006 and 2005 bonus payments were made on August 31, 2006 and September 1, 2005, respectively. The 2005 bonuses for Messrs. Klein and Smith do not include their partial deferrals into restricted stock units (see footnote (5) below) which is reflected in table under the column “Restricted Stock Awards.”
(4)	This column includes: (a) in fiscal 2006, the dollar value of interest earned on compensation deferred under the Company’s Executive Retirement Plan in excess of 120% of the long-term applicable federal rate (Mr. Chidsey, $6,356; Mr. Smith, $3,820; Mr. Klein, $4,613; Mr. Hyatt, $4,490; Ms. Chwat, $2,465; Mr. Brenneman, $6,267); (b) in fiscal 2005, the dollar value of interest earned on compensation deferred under the Company’s Executive Retirement Plan and the Investment Deferred Compensation Plan in excess of 120% of the long-term applicable federal rate (Mr. Chidsey, $6,129; Mr. Klein, $5,007; Mr. Hyatt, $1,434; Mr. Smith, $5,404; Mr. Brenneman, $6,437; and Ms. Chwat $1,522); (c) in fiscal 2006, amounts on account of personal use of company-leased aircraft (calculated using the actual invoice cost associated with such airplane use) (Mr. Chidsey, $13,089 and Mr. Brenneman, $130,887); (d) in fiscal 2005, amounts on account of personal use of company-leased aircraft (calculated using the actual invoice cost associated with such airplane use) (Mr. Klein, $30,876 and Mr. Brenneman, $84,522); (e) perquisite allowances in fiscal 2006 (Mr. Chidsey, $30,987, Mr. Smith, $26,631; Mr. Klein, $30,403; Mr. Hyatt, $25,784; Ms. Chwat, $30,506; and Mr. Brenneman, $29,082); (f) car allowance amounts in fiscal 2005 (Mr. Chidsey, $20,040, Mr. Smith, $20,040, Mr. Klein, $20,040, Mr. Hyatt, 19,852, Mr. Brenneman, $18,036 and Ms. Chwat, $14,953); (g) in fiscal 2006, tax gross-up payments related to relocation expenses and aircraft use (Mr. Chidsey, $2,763, Mr. Hyatt, $6,634 and Mr. Brenneman, $5,532 and $14,321); and (h) in fiscal 2005, tax gross-up payments (Mr. Chidsey, $49,841; Mr. Klein, $17,083; Mr. Hyatt, $2,761; Mr. Smith, $493; Ms. Chwat, $3,116 and Mr. Brenneman, $77,290); Mr. Chidsey’s, Ms. Chwat’s and Mr. Brenneman’s tax gross-up payments for 2005 were primarily related to their relocation expenses. Each of Messrs. Chidsey, Smith, Klein, Hyatt, Brenneman and Ms. Chwat in fiscal 2006 and each of Messrs. Chidsey, Hyatt, Smith and Ms. Chwat in fiscal 2005 received personal benefits having an aggregate value of less than the minimum required for disclosure under the rules of the SEC. Amounts on account of personal airplane use in fiscal 2005 are primarily related to company-mandated hurricane evacuation as well as spousal travel in connection with business functions.
(5)	Mr. Chidsey was granted 210,769 restricted stock units on May 17, 2006. The restricted stock units vest 20% per year over five (5) years. The fair market value of a share of the Company’s common stock on the date of grant was $17 for a total amount of $3,583,073. The value of Mr. Chidsey’s restricted stock unit holdings as of June 30, 2006 was $3,319,612 based on a fair market value of $15.75 per share. To the extent dividends are paid on shares of the Company’s common stock while the restricted stock units remain outstanding, Mr. Chidsey will receive an amount in cash for each of his vested and unvested restricted stock units equal to the amount per share of the dividend.

Each of Messrs. Klein and Smith elected to receive one-half of his 2005 fiscal year bonus in the form of restricted stock units (which were granted after the end of fiscal 2005 at the same time as the bonus amounts were paid). Mr. Klein was granted restricted stock units with respect to 30,035 shares of the Company’s common stock on September 1, 2005 and Mr. Smith was granted restricted stock units with respect to 28,665 shares of the Company’s common stock on September 1, 2005. The restricted stock units vest one-half on each anniversary of the grant date. The fair market value of a share of common stock on the date of grant was $10.25. The aggregate number of shares and value with respect to unvested restricted stock unit holdings of Messrs. Chidsey, Klein and Smith on June 30, 2006 were 210,769 shares ($3,319,612); 42,076 shares ($662,697); and 44,526 shares ($701,285), respectively. The fair market value of a share of the Company’s common stock for purposes of determining these values was $15.75.

(6)	This column includes: (a) company match and profit sharing contributions to the Company’s Executive Retirement Plan in fiscal 2006 (Mr. Chidsey, $108,874; Mr. Smith, $50,006; Mr. Klein, $52,154; Mr. Hyatt, $49, 246; Ms. Chwat, $52,324; and Mr. Brenneman, $48,480); and in fiscal 2005 (Mr. Chidsey, $89,654; Mr. Klein, $48,000; Mr. Hyatt, $48,000; Mr. Smith, $48,000; Ms. Chwat, $37,760 and Mr. Brenneman, $114,000); (b) the value of executive life insurance benefits in fiscal 2006 (Mr. Chidsey, $1,524; Mr. Smith, $2,468; Mr. Klein, $2,257; Mr. Hyatt, $2,405; Ms. Chwat, $1,880; and Mr. Brenneman, $1,329); and in fiscal 2005 (Mr. Chidsey, $1,438; Mr. Smith, $2,127; Mr. Klein, $1,903; Mr. Hyatt, $1,618; Ms. Chwat, $751 and Mr. Brenneman, $1,450); (c) subsidy for health coverage in fiscal 2006 (Mr. Brenneman, $2,871); (d) reimbursement of premiums for medical insurance coverage under a prior employer’s health plan in lieu of participation in the Company’s plan in fiscal 2005 (Mr. Brenneman, $5,670); (e) reimbursement of tuition fees in fiscal 2006 (Mr. Klein, $40,789) and fiscal 2005 (Mr. Klein, $27,700 ; Ms. Chwat, $30,438 and Mr. Brenneman, $28,750); (f) relocation related expenses incurred during fiscal 2006 (Mr. Hyatt, $21,243; Ms. Chwat, $64,663; Mr. Brenneman, $258,296) and during fiscal 2005 (Mr. Chidsey $155,687; Ms. Chwat, $28,540 and Mr. Brenneman, $419,514).

STOCK OPTION/ SAR GRANT TABLE IN LAST FISCAL YEAR
The following table sets forth information concerning individual grants of stock options made to Messrs. Smith and Klein for the fiscal year ended June 30, 2006. None of the other Named Executive Officers received stock option grants during fiscal 2006. The Company did not grant stock appreciation rights to any of the Named Executive Officers in fiscal 2006.

Individual Grant

	Number of
	Securities	Percent of Total			Potential Realizable Value at Assumed
	Underlying	Options/SARs			Annual Rates of Stock Price
	Options/SARs	Granted to			Appreciation for Option Term(2)
	Granted	Employees in	Exercise or Base	Expiration
Name	(#)(1)	Fiscal Year	Price ($/Share)	Date	5%($)	10%($)

Peter C. Smith	13,542	0.62%	$10.25	8/21/2015	$87,294	$221,220
Russell B. Klein	20,208	0.93%	10.25	8/21/2015	$130,264	$330,115
	131,731	6.05%	17.00	5/16/2016	$1,408,364	$3,569,070

(1)	Options to purchase shares of the Company’s common stock were granted by the Board under the Burger King Holdings, Inc. Equity Incentive Plan. Options vest 20% per year on each anniversary of the grant date and expire ten years from the grant date. The exercise price of each of the options granted was equal to the fair market value of a share of the Company’s common stock on the grant date.
(2)	The potential realizable values represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The potential gains shown are net of the option exercise price, but do not include deductions for taxes associated with the exercise. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted (using the fair market value of the Company’s common stock on the date of grant) to their expiration date. Actual gains, if any, will depend upon the future market prices of the Company’s common stock, the option holder’s continued employment through the option period and the date on which the options are exercised. The 5% and 10% annual rates of appreciation are mandated by the rules of the SEC and are not intended to forecast future appreciation, if any, of the Company’s common stock.

AGGREGATE OPTION/ SAR EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE
The following table summarizes the value realized on the exercise of options during the fiscal year ended June 30, 2006 and presents the value of unexercised options as of such date for each of the Named Executive Officers:

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-Money
			Options/SARs at Fiscal Year		Options/SARs at Fiscal Year End
			End (#)		($)(1)
	Shares Acquired on	Value
Name	Exercise (#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John W. Chidsey	0	$0	482,954	842,809	$4,603,898	$8,320,448

Peter C. Smith	105,227	$1,877,250	10	197,744	$120	$2,275,695

Russell B. Klein	118,373	$2,111,774	5	329,507	$60	$2,233,082

James F. Hyatt	0	$0	79,037	184,427	$944,492	$2,203,903

Anne Chwat	42,155	$752,045	0	168,615	$0	$2,014,949

Gregory D. Brenneman(2)	0	$0	1,210,234	0	$13,464,579	$0

(1)	The value is based on the difference between the applicable option exercise prices and the fair market value at June 30, 2006 ($15.75).
(2)	Mr. Brenneman served as Chief Executive Officer from August 1, 2004 through April 7, 2006. He forfeited 1,815,509 of his options upon his separation of employment.
STOCK OWNERSHIP INFORMATION
Stock Ownership of Certain Beneficial Owners
The following table sets forth the name, address and share ownership of each person or organization known to the Company to be the beneficial owner of more than 5% of the outstanding common stock of the Company. The information provided is based upon filings with the SEC.

	Common Stock, par value
	$.01 per share

	Number of		Percentage of
Name and Address	Shares		Class

Investment funds affiliated with Bain Capital Investors, LLC c/o Bain Capital Partners, LLC 111 Huntington Avenue Boston, MA 02199	32,301,677	(1)	23.65%

The Goldman Sachs Group, Inc. 85 Broad Street New York, NY 10004	32,301,681	(2)	23.65%

TPG BK Holdco LLC c/o Texas Pacific Group 301 Commerce Street Suite 3300 Fort Worth, TX 76102	36,339,385	(3)	26.60%

(1)	The shares included in the table consist of: (i) 25,015,575 shares of common stock owned by Bain Capital Integral Investors, LLC, whose administrative member is Bain Capital Investors, LLC (“BCI”); (ii) 7,149,635 shares of common stock owned by Bain Capital VII Coinvestment Fund, LLC, whose sole member is Bain Capital VII Coinvestment Fund, L.P., whose general partner is Bain Capital Partners VII, L.P., whose general partner is BCI and (iii) 136,467 shares of common stock owned by BCIP TCV, LLC, whose administrative member is BCI.
(2)	The Goldman Sachs Group, Inc., and certain affiliates, including, Goldman, Sachs & Co., may be deemed to directly or indirectly own the shares of common stock which are owned directly or indirectly by investment partnerships, which we refer to as the Goldman Sachs Funds, of which affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs & Co. are the general partner, managing limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Funds. Goldman, Sachs & Co. is a direct and indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Funds share voting and investment power with certain of their respective affiliates. Shares beneficially owned by the Goldman Sachs Funds consist of: (i) 16,877,144 shares of common stock owned by GS Capital Partners 2000, L.P.; (ii) 6,132,511 shares of common stock owned by GS Capital Partners 2000 Offshore, L.P.; (iii) 705,426 shares of common stock owned by GS Capital Partners 2000 GmbH & Co. Beteiligungs KG; (iv) 5,359,077 shares of common stock owned by GS Capital Partners 2000 Employee Fund, L.P.; (v) 248,271 shares of common stock owned by Bridge Street Special Opportunities Fund 2000, L.P.; (vi) 496,542 shares of common stock owned by Stone Street Fund 2000, L.P.; (vii) 827,570 shares of common stock owned by Goldman Sachs Direct Investment Fund 2000, L.P.; (viii) 959,602 shares of common stock owned by GS Private Equity Partners 2000, L.P.; (ix) 329,853 shares of common stock owned by GS Private Equity Partners 2000 Offshore Holdings, L.P.; and (x) 365,685 shares of common stock owned by GS Private Equity Partners 2000- Direct Investment Fund, L.P. In addition, Goldman Sachs & Co. may be deemed to own 10,000 shares of common stock acquired in the ordinary course of trading activities.
(3)	TPG Advisors III, Inc., a Delaware corporation, is the general partner of TPG GenPar III, L.P., a Delaware limited partnership, which in turn is the sole general partner of TPG Partners III, L.P., a Delaware limited partnership which in turn is the managing member of TPG BK Holdco, LLC, which directly holds the securities of the Company.

Security Ownership of Management
The following table shows, as of June 30, 2006, the number of shares of the Company’s common stock beneficially owned by each Director and nominee for election as Director, by each of the Named Executive Officers and by all Directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has either sole or shared voting power or investment power and also any shares that the individual has the right to acquire on or within 60 days following June 30, 2006 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to shares set forth in the following table.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(a)	Percent of Class

Andrew B. Balson(b)	—	—
David Bonderman(c)	36,339,385	26.60%
Richard W. Boyce	—	—
David A. Brandon	10,000	*
John W. Chidsey	760,663	*
Armando Codina	46,212	*
Peter R. Formanek	266,837	*
Manuel A. Garcia	95,625	*
Adrian Jones(d)	32,301,681	23.65%
Sanjeev K. Mehra(d)	32,301,681	23.65%
Stephen G. Pagliuca(b)	—	—
Brian T. Swette	100,625	*
Kneeland C. Youngblood	115,607	*
Peter C. Smith	247,632	*
Russell B. Klein	274,148	*
James F. Hyatt	108,018	*
Anne Chwat	124,950	*
Gregory D. Brenneman	1,723,983	1.26%
All directors and executive officers as a group (22) (a)(b)(c)(d)	72,553,173	53.11%

*	Less than one percent (1%)

(a)	Includes beneficial ownership of shares of common stock for which the following persons hold options exercisable on or within 60 days following June 30, 2006: Mr. Chidsey, 530,303 shares; Mr. Formanek, 75,587 shares; Mr. Klein, 63,235 shares; Mr. Hyatt, 108,018 shares; Mr. Smith, 13,256 shares; and Mr. Brenneman 1,210,234 shares; and all directors and executive officers as a group, 2,016,440 shares.

Also includes beneficial ownership of shares of common stock underlying restricted stock units held by the following persons that have vested or will vest on or within 60 days following June 30, 2006: Mr. Chidsey, 105,385 shares; Mr. Klein, 12,040 shares; Mr. Smith, 26,399 shares; and all directors and executive officers as a group, 143,824 shares.

(b)	Mr. Balson and Mr. Pagliuca are Managing Directors of BCI. Messrs. Balson and Pagliuca may be deemed to share voting and dispositive power with respect to all the shares of common stock held by each of the Bain Capital investment funds referred to in note (1) to the “Stock Ownership of Certain Beneficial Owners” table. Each of Messrs. Balson and Pagliuca disclaims beneficial ownership of securities held by these investment funds except to the extent of his pecuniary interest therein, if any.

(c)	TPG Advisors III, Inc., a Delaware corporation (“Advisors III”) is the general partner of TPG GenPar III, L.P., a Delaware limited partnership, which in turn is the sole general partner of TPG Partners III, L.P., a Delaware limited partnership which in turn is the managing member of TPG BK Holdco, LLC, which directly holds the securities of the Company.

Mr. Bonderman, James G. Coulter and William S. Price, III are officers, directors and sole shareholders of Advisors III. Mr. Coulter and Mr. Price are not affiliated with the Company. Each of Messrs. Bonderman, Coulter and Price disclaims beneficial ownership of such securities.

(d)	See note (2) to the “Stock Ownership of Certain Beneficial Owners” table in this proxy statement for information regarding the beneficial ownership of the shares included in this table for Messrs. Jones and Mehra.

Mr. Jones and Mr. Mehra are managing directors of Goldman, Sachs & Co. Messrs. Jones and Mehra and The Goldman Sachs Group, Inc. each disclaims beneficial ownership of the common shares owned directly or indirectly by the Goldman Sachs Funds and Goldman Sachs & Co., except to the extent of his or its pecuniary interest therein, if any. Goldman Sachs & Co. disclaims beneficial ownership of the common shares owned directly or indirectly by the Goldman Sachs Funds, except to the extent of its pecuniary interest therein, if any.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and beneficial owners of more than 10% of any class of the Company’s equity securities to file reports of ownership and changes in ownership of the Company’s common stock. To the best of the Company’s knowledge, all required reports were filed on time and all transactions by the Company’s Directors and executive officers were reported on time except for: (1) failure to timely report on Form 4 for Goldman Sachs Group, Inc. the purchase of 10,000 shares of the Company’s common stock on May 18, 2006; (2) failure to timely report on Form 4 for GS Private Equity Partners 2000, L.P. the purchase of 10,000 shares of the Company’s common stock on May 18, 2006; (3) failure to timely report on Form 4 for Adrian Jones the purchase of 10,000 shares of the Company’s common stock on May 18, 2006; (4) failure to timely report on Form 4 for Sanjeev Mehra the purchase of 10,000 shares of the Company’s common stock on May 18, 2006. These failures to timely report were inadvertent and, as soon as the oversights were discovered, the transactions were promptly reported on June 12, 2006.
EMPLOYMENT AGREEMENTS, CHANGE-IN-CONTROL AND OTHER ARRANGEMENTS
Employment Agreement with Mr. Chidsey
On April 7, 2006, Burger King Corporation, a wholly owned subsidiary of the Company (“BKC”), entered into an employment agreement with Mr. John Chidsey, the Company’s Chief Executive Officer. The term of the agreement ends on April 6, 2009. At the end of the term, the agreement automatically extends for additional three-year periods, unless either party gives notice of non-renewal to the other at least six months prior to the expiration of the relevant period. Mr. Chidsey receives an annual base salary of $1,012,500, subject to annual increases as determined by the Board of Directors, and is eligible to receive a performance-based annual cash bonus with a target payment equal to 100% of his annual base salary if the Company achieves the target performance goals set by the Compensation Committee for a particular fiscal year. If the targets set for a particular fiscal year are exceeded, Mr. Chidsey is eligible to earn a cash bonus of up to 200% of his annual base salary and if at least the threshold performance targets are achieved, he will be entitled to a bonus equal to 50% of his annual base salary.
In fiscal 2006, the amount of the annual cash bonus was determined in accordance with the RSIP, and for periods after this, performance-based cash bonus awards for Mr. Chidsey will be determined in accordance with the Omnibus Plan. Mr. Chidsey may elect to receive up to 50% of his annual bonus in such non-cash form as the Compensation Committee makes available to members of the Company’s senior management team. Mr. Chidsey is also entitled to receive an annual perquisite allowance of $50,000 and is entitled to private charter jet usage for business travel (and up to $100,000 per year for personal use).
On an annual basis, Mr. Chidsey is entitled to receive a target annual performance-based restricted stock and stock option grant with a grant date value equal to 400% of his base salary. The actual value of the grants may be greater or less than the target amount and will depend on the Company’s performance, as determined by the Compensation Committee. In connection with his promotion to Chief Executive Officer, the Company granted Mr. Chidsey an award of 210,769 restricted stock units on May 17, 2006 valued at $17 per share. The restricted stock units will vest in five (5) equal installments on each anniversary of the grant date.
If Mr. Chidsey’s employment is terminated without cause or he terminates his employment with good reason or due to his death or disability (as such terms are defined in the agreement), he will be entitled to receive an amount equal to two times his annual base salary and target annual bonus (or three times, if his termination occurs after a change in control). He also will be entitled to continued coverage under the Company’s medical, dental and life insurance plans for him and his eligible dependents and payment of his perquisite allowance, each during the two-year period following termination (or three-year period, if his termination occurs after a change in control). If Mr. Chidsey’s employment is terminated due to his death or disability or during the 24-month period after a change in control of the Company either without cause or for good reason, all options and other equity awards held by Mr. Chidsey will vest in full and he will have one year to exercise such awards. Among other events, a resignation for any reason within the 30-day period immediately following the one-year anniversary of a change in control involving a strategic buyer (as determined by the Board) constitutes a termination by the Company without cause under the employment agreement. If any payments due to Mr. Chidsey in connection with a change in control would be subject to an excise tax, the Company will provide Mr. Chidsey with a related tax gross-up payment, unless a reduction in Mr. Chidsey’s payments by up to 10% would avoid the excise tax.
Employment Agreements with Messrs. Smith, Klein and Hyatt and Ms. Chwat
Mr. Peter C. Smith, Chief Human Resources Officer, Mr. Russell B. Klein, President, Global Marketing Strategy and Innovation, Mr. James F. Hyatt, Chief Operations Officer, and Ms. Anne Chwat, General Counsel and Secretary are subject to employment agreements with BKC. The term of each of the agreements ends on June 30, 2007. At the end of the term, each executive’s employment will be automatically extended for additional one-year periods, unless the Company has given a notice of non-renewal to the executive at least ninety days prior to the expiration of the relevant period. The agreements provide for an annual base salary of $424,360 for Mr. Smith, $500,000 for Mr. Klein, $424,360 for Mr. Hyatt and $450,883 for Ms. Chwat, subject to annual increases as determined by the Board. Messrs. Smith and Hyatt and Ms. Chwat are eligible to receive a performance-based annual cash bonus with a target payment equal to 70% of his or her annual base salary if the Company achieves the target performance goals set by the Compensation Committee for a particular fiscal year; provided that if the Company exceeds the targets set for a particular fiscal year, the executive is eligible to earn a cash bonus of up to 140% of his or her annual base salary. Mr. Klein is eligible to receive a performance-based annual cash bonus with a target payment equal to 80% of his annual base salary if the Company achieves the target performance goals set by the Compensation Committee for a particular fiscal year; provided that if the Company exceeds the targets set for a particular fiscal year, Mr. Klein is eligible to earn a cash bonus of up to 160% of his annual base salary.
For fiscal 2006, the amount of the annual cash bonus for each executive was determined in accordance with the RSIP, and for periods after this, performance based cash bonus awards will be determined in accordance with the Omnibus Plan. Each executive may elect to receive up to 50% of his or her annual bonus in the form of restricted stock units or in any other form that the Compensation Committee makes available to members of the Company’s senior management team. Each executive also is entitled to receive an annual perquisite allowance of $35,000 and is eligible to participate in the Company’s long-term equity programs.
If the Company terminates the executive’s employment without cause or if the executive terminates his or her employment with good reason (as defined in the relevant agreement), the executive will be entitled to receive his or her then current base salary and his or her perquisite allowance for one year, a pro-rata bonus for the year of termination and continued coverage for one year under the Company’s medical, dental and life insurance plans for him or her and his or her eligible dependents. If the executive’s employment is terminated at any time within twenty-four months after a change in control of the Company either without cause or by the executive for good reason, all options held by the executive will become fully vested upon termination and he or she will have 90 days to exercise such options.

Non-Competition and Confidentiality
Each of the Named Executive Officers listed above has agreed not to compete with the Company and not to solicit its employees or franchisees during the term of his or her employment and for one year after the termination of his or her employment. If the executive breaches any of these covenants, the Company will cease paying any severance due to the executive and he or she will be obligated to repay any severance amounts paid to him or her. The agreements also require each executive to maintain the confidentiality of the Company’s information.
Separation and Consulting Services Agreement with Mr. Brenneman
Mr. Gregory D. Brenneman served as Chief Executive Officer from August 1, 2004 until April 7, 2006 and was also the Company’s Chairman of the Board from February 17, 2005 until April 7, 2006. In connection with his separation, the Company entered into a separation and consulting services agreement with him. This agreement provides that Mr. Brenneman would provide certain consulting services to the Company through June 30, 2006 (or such earlier date as either party may choose) in exchange for continued payment of his base salary at the time of separation until such date. In addition, in connection with his separation, he received or is entitled to receive the following benefits: (a) continued payment of his annual base salary at the time of separation of $1.03 million for three years from the end of the consulting period (the unpaid amounts of which will be paid in full on April 2, 2007 if consistent with Section 409A of the Internal Revenue Code of 1986, as amended); (b) an annual bonus payment of $2.06 million for fiscal year 2006 (which was paid to him at the same time bonuses were paid to the Company’s active employees); (c) continued coverage under the Company’s medical and dental plans until April 30, 2007 (or, if earlier, until he receives such benefits from a subsequent employer); (d) a relocation benefit in accordance with Company policy in connection with his relocation from Miami, Florida; and (e) accelerated vesting of 605,117 stock options that would have vested on August 1, 2006, with all vested options to be exercised on or before April 6, 2007. His remaining unvested options to purchase 1,815,509 shares were cancelled on April 7, 2006. In addition, Mr. Brenneman remains subject to one-year post-separation non-competition and non-solicitation covenants as well as the other restrictive covenants contained in the employment agreement that governed his employment with the Company.

STOCK PERFORMANCE GRAPH
This graph compares the cumulative total return of the Company’s common stock to the cumulative total return of the S&P 500 Stock Index and the S&P Restaurants Index for the period from May 18, 2006, the date of the commencement of trading of the Company’s common stock on the NYSE after its initial public offering, through June 30, 2006, the last trading day of the Company’s fiscal year. The graph assumes an investment in the Company’s common stock and each index of $100 at May 18, 2006 and that all dividends, if any, were reinvested.

	5/18/2006	6/30/2006*

BKC	$100	$90
S&P 500 Index	100	101
S&P Restaurants Index	100	100

*	All amounts rounded to the nearest dollar.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Shareholders’ Agreement
The Company is a party to the Shareholders’ Agreement as described above in the section entitled “Corporate Governance Principles” that provides for (i) the right of each Sponsor to appoint two members to the Board of Directors, (ii) the right of each Sponsor to have (A) at least one of its designated directors on any Board committee (with the exception of the Audit Committee), to the extent such directors are permitted to serve on such committees under SEC and NYSE rules applicable to the Company, (B) the Sponsor Directors constitute a majority of each such committee and (C) the Chairman of each such committee be a Sponsor Director, (iii) certain provisions relating to drag-along and tag-along rights and transfer restrictions and (iv) registration rights provisions. A Sponsor’s right to appoint Directors will be reduced to one Director if that Sponsor’s stock ownership drops to 10% or less, and will be eliminated if that Sponsor’s stock ownership drops to 2% or less. The right to appoint directors to any Board committee (with the exception of the Audit Committee) terminates if the Sponsors no longer collectively beneficially own 30% or more of the Company’s outstanding common stock. The provisions relating to drag-along and tag-along rights and transfer restrictions obligate or allow a Sponsor to participate in the sale of shares by the other Sponsors and limit the transfer of shares held by the Sponsors to third parties. The registration rights provisions grant shelf registration rights, demand registration rights and piggyback registration rights to those shareholders and their transferees. The Shareholders’ Agreement includes customary indemnification provisions in favor of all shareholders or transferees that are party to the Shareholders’ Agreement, related parties and the controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended or Section 20 of the Exchange Act) of such shareholders against liabilities under the Securities Act incurred in connection with the registration of any of the Company’s debt or equity securities.
Management Subscription and Shareholders’ Agreement
The Company entered into a management subscription and shareholders’ agreement with its Directors and executive officers. All of the provisions of the management subscription and shareholders’ agreement terminated upon the completion of the Company’s initial public offering on May 23, 2006, except for restrictions on the ability of parties to the agreement to sell shares on or prior to November 13, 2006 and thereafter in accordance with certain applicable securities laws.
Management Agreement
In connection with the Company’s acquisition of BKC, it entered into a management agreement dated December 13, 2002 with the Sponsors and certain affiliates of the Sponsors, pursuant to which the Company agreed to pay the Sponsors a quarterly management fee not to exceed 0.5% of the prior quarter’s total revenues. During fiscal 2006, the Company paid approximately $8.9 million in quarterly management fees, which were paid as compensation to the Sponsors for monitoring the business through Board of Director participation, executive team recruitment, interim senior management services that were provided from time-to-time and other services consistent with arrangements with private equity funds. The Company also reimbursed the Sponsors for certain out-of-pocket expenses incurred by their employees. The management agreement included customary indemnification provisions pursuant to which the Company indemnified each of the Sponsors and those members of its Board of Directors who hold senior positions at the Sponsors or their affiliates from and against all liabilities and expenses incurred in connection with the Company’s acquisition of BKC, the management agreement or transactions related to the Sponsors’ investment in the Company, except for such liability or expense arising on account of an indemnified person’s gross negligence or willful misconduct.
In connection with the Company’s initial public offering, the Company paid a one-time sponsor management termination fee of $30 million, which was split equally among the three Sponsors, to terminate all provisions of the management agreement, except for the indemnification provisions which will survive. The Board of Directors concluded that it was in the best interests of the Company to terminate these arrangements with the Sponsors upon becoming a publicly-traded company.
Payment of the February 2006 Dividend and Compensatory Make-Whole Payment
On February 21, 2006, in connection with the payment of a cash dividend to holders of record of the Company’s common stock on February 9, 2006, BKC paid a compensatory make-whole payment to holders of the Company’s options and restricted stock unit awards, primarily members of senior management. The Board decided to pay the compensatory make-whole payment because it recognized that the payment of the February 2006 dividend and the additional $350 million in debt incurred to finance the payment of the dividend would decrease the value of the equity interests of the holders of options and restricted stock unit awards as these holders were not otherwise entitled to receive the dividend. The Board also recognized that the holders of options and restricted stock unit awards had significantly contributed to the improvement in the Company’s business performance and equity value over the past two years. Accordingly, it decided to pay the same amount of the February 2006 dividend, on a per share basis, to the holders of options and restricted stock unit awards to compensate them for this decline in value of their equity interest.
The table below sets forth the amounts received by the private equity funds controlled by the Sponsors, members of the Board of Directors and the Named Executive Officers in connection with the February 2006 dividend and the compensatory make-whole payment. Messrs. Balson, Bonderman, Boyce, Jones, Mehra and

Pagliuca, who are each members of the Board of Directors nominated by the Sponsors, did not receive any payments in connection with the February 2006 dividend and the compensatory make-whole payment.

		Compensatory
	February 2006	Make-Whole
	Dividend	Payment
	Amount($)	Amount ($)	Total Amount($)

Private Equity Funds Controlled by the Sponsors
GS Capital Partners 2000, L.P.	$59,941,116	$—	$59,941,116
TPG BK Holdco, LLC	129,063,506	—	129,063,506
GS Capital Partners 2000 Employee Fund, L.P.	19,033,377	—	19,033,377
Stone Street Fund 2000, L.P.	1,763,524	—	1,763,524
Bridge Street Special Opportunities Fund 2000, L.P.	881,762	—	881,762
Goldman Sachs Direct Investment Fund 2000, L.P.	2,939,207	—	2,939,207
GS Private Equity Partners 2000, L.P.	3,408,134	—	3,408,134
GS Private Equity Partners 2000-Direct Investment Fund, L.P.	1,298,771	—	1,298,771
Bain Capital Integral Investors, LLC	88,845,694	—	88,845,694
BCIP TCV, LLC	484,674	—	484,674
Bain Capital VII Coinvestment Fund, LLC	25,392,748	—	25,392,748
GS Capital Partners 2000 Offshore, L.P.	21,780,316	—	21,780,316
GS Private Equity Partners 2000 Offshore Holdings, L.P.	1,171,509	—	1,171,509
GS Capital Partners 2000 GmbH & Co. Beteiligungs KG	2,505,402	—	2,505,402
Board of Directors
Armando Codina	$158,245	$—	$158,245
Peter R. Formanek	586,427	258,840	845,267
Manuel A. Garcia	293,213	—	293,213
Brian T. Swette	293,213	—	293,213
Kneeland C. Youngblood	395,883	—	395,883
Named Executive Officers
John W. Chidsey	$410,499	$4,900,813	$5,311,312
Peter C. Smith	351,856	1,280,395	1,632,251
Russell B. Klein	639,927	862,589	1,502,516
James F. Hyatt	—	902,195	902,195
Anne Chwat	249,276	721,756	971,032
Gregory D. Brenneman(1)	1,759,280	10,361,349	12,120,629

(1)	Mr. Brenneman served as Chairman of the Board from February 17, 2005 until April 7, 2006 and Chief Executive Officer from August 1, 2004 until April 7, 2006.
Expense Reimbursement to the Sponsors
The Company has reimbursed the Sponsors for certain travel-related expenses of their employees in connection with meetings of the Board of Directors and other meetings related to the management and monitoring of the Company’s business by the Sponsors. During fiscal 2006, the Company paid approximately $220,000 in total expense reimbursements to the Sponsors.
In addition, the Company paid on behalf of the Sponsors approximately $500,000 in legal fees and expenses to Cleary Gottlieb Steen & Hamilton LLP that were incurred by the Sponsors in connection with their management of the Company and arrangements between the Company and the Sponsors.
Initial Public Offering Commissions and Related Fees
Goldman, Sachs & Co. participated as one of the joint book-running managers of the Company’s initial public offering. The Company paid Goldman, Sachs & Co. approximately $5 million in commissions and related fees pursuant to a customary underwriting agreement among the Company and the several underwriters.

New Global Headquarters
Mr. Codina, a current Director of the Company, is an executive officer, director and an approximately 4.9% owner of the outstanding shares of a public company whose wholly-owned subsidiary has agreed to lease BKC a 224,638 square foot building to be developed in Coral Gables, Florida. The building will serve as the Company’s new global headquarters beginning in 2008. The lease runs for 15 years from the date the Company occupies the building or 60 days from when the landlord substantially completes construction. The estimated annual rent for the 15-year initial lease term is expected to approximate the combined rent of the two facilities that currently serve as the Company’s global headquarters in Miami, Florida. The lease terms were negotiated on an arm’s length basis prior to the time that Mr. Codina was asked to join the Board of Directors, and the Company believes the terms reflect market terms. The landlord currently intends to assign the lease to a partnership between itself and an affiliate of JPMorgan Chase Bank, N.A.
Restaurant Lease
The late Mrs. Clarita Garcia was the landlord under a lease with BKC for a Burger King restaurant located in Orlando, Florida. Manuel A. Garcia, a current Director of the Company, is the son of the late Mrs. Garcia and serves as executor of his mother’s estate. BKC became the lessee in March 1996, prior to Mr. Garcia being named a Director of the Company. The lease expires in February 2018. During fiscal 2006, BKC paid $108,594 (including taxes) in rent payments to Mrs. Garcia.
OTHER BUSINESS
The Board and management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons named in the accompanying proxy vote the proxy with their best judgment on such matters.
SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2007 ANNUAL MEETING
Inclusion of Proposals in the Company’s Proxy Statement and Proxy Card under the SEC Rules
In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting of shareholders in 2007, a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later June 29, 2007 and must comply with the requirements of SEC Rule 14a-8. Written requests for inclusion should be addressed to: Burger King Holdings, Inc., 5505 Blue Lagoon Drive, Miami, Florida 33126, Attention: Secretary. It is suggested that you mail your proposal by certified mail, return receipt requested.
Bylaws Requirements for Shareholder Submission of Nominations and Proposals
A shareholder recommendation for nomination of a person for election to the Board of Directors or a proposal for consideration at the 2007 annual meeting of shareholders must be submitted in accordance with the advance notice procedures and other requirements in the Company’s bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposal included in the Company’s proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules.
The Company’s bylaws require that shareholder recommendations for nominees to the Board must include the name of the nominee or nominees, a statement of the qualifications of the nominee and a consent signed by the nominee evidencing a willingness to serve as a Director, if elected. The proposal or recommendation for nomination must be received by the Company’s Secretary no later than June 29, 2007, or if the date of the 2007 annual meeting is more than 30 days before or after November 29, 2007, not later than the close of business on the 90th day prior to the date of the 2007 annual meeting or the 10th day following the day on which notice of the date of the 2007 annual meeting is mailed or public disclosure of the date of the 2007 annual meeting is made.

“Householding” of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Burger King Holdings, Inc., Investor Relations, 5505 Blue Lagoon Drive, Miami, Florida 33126 or by contacting the SVP, Investor Relations at (305) 378-7696.
Annual Report
This proxy solicitation material has been mailed with the Annual Report to shareholders for the fiscal year ended June 30, 2006; however, it is not intended that the Annual Report be a part of the proxy statement or this solicitation of proxies.
Shareholders are respectfully urged to complete, sign, date and return the accompanying form of proxy in the enclosed envelope.
By Order of the Board of Directors
Anne Chwat
General Counsel and Secretary
October 27, 2006

APPENDIX A
BURGER KING HOLDINGS, INC.
A Delaware corporation
(the “Company”)
Amended and Restated Audit Committee Charter
Amended and Restated April 20, 2006
Purpose
The Audit Committee is created by the Board of Directors of the Company to:

•	assist the Board in its oversight of:

➢	the integrity of the financial statements of the Company;

➢	the qualifications, independence and performance of the Company’s independent auditor;

➢	the performance of the Company’s internal audit function; and

➢	compliance by the Company with legal and regulatory requirements.

•	prepare the Audit Committee report that the Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.
Membership
The Audit Committee shall consist of at least three (3) members. The Executive and Corporate Governance Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board and may be removed by the Board at any time. The Executive and Corporate Governance Committee shall recommend to the Board, and the Board shall designate, the Chairman of the Audit Committee. No director may serve on the Audit Committee unless such director also satisfies the independence requirements of the New York Stock Exchange and the independence criteria set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that (i) for up to 90 days from the date of the effectiveness of the registration statement on Form S-1 for the initial public offering of common stock of the Company (the “Registration Date”), the Audit Committee may have only one independent director and (ii) for the period thereafter and up to one year from the Registration Date, the Audit Committee may have only a majority of independent directors.
All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall be an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission (“SEC”). The Company shall identify the “audit committee financial expert” in its Annual Report on Form 10-K. Committee members shall not simultaneously serve on the audit committees of more than two other companies.
Responsibilities
In addition to any other responsibilities which may be assigned from time to time by the Board, the Audit Committee is responsible for the following matters:
Independent Auditor

•	The Audit Committee shall have sole authority to appoint, retain, terminate, evaluate and oversee the Company’s independent auditor, including determining the terms of engagement and the resolution of any disagreements between management and the independent auditor regarding financial reporting. Such authority may not be delegated to management. In exercising such authority, the Committee shall consider, among other things, the independent auditor’s independence and effectiveness. The Audit Committee has the sole authority to approve the fees and compensation to be paid to the Company’s independent auditor for such services. The independent auditor shall report directly to the Audit Committee.

•	The Audit Committee shall pre-approve all audit services and permitted non-audit services to be performed by the Company’s independent auditor before the auditor is engaged to render such services or pursuant to pre-approval policies and procedures established by the Audit Committee.

•	The Audit Committee shall review and approve the scope and staffing of the independent auditor’s annual audit plan(s).

•	The Audit Committee shall evaluate the independent auditor’s qualifications, performance and independence, and shall present its conclusions with respect to the independent auditor to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall:

➢	obtain and review a report or reports from the Company’s independent auditor:

•	describing the independent auditor’s internal quality-control procedures;

•	describing any material issues raised by (i) the most recent internal quality-control review, or peer review, of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

•	describing all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1; and

•	assuring that Section 10A of the Exchange Act has not been implicated;

➢	review and evaluate the senior members of the independent auditor team(s), particularly the partners on the audit engagement teams;

➢	consider whether the audit engagement team partners should be rotated more frequently than is required by law, so as to assure continuing auditor independence;

➢	consider whether the independent auditor should be rotated, so as to assure continuing auditor independence; and

➢	obtain the opinion of management and the internal auditors of the independent auditor’s performance.

•	The Audit Committee shall establish policies for the Company’s hiring of current or former employees of the independent auditor.
Internal Auditors

•	At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review and approve the internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditor.

•	At least annually, the Audit Committee shall evaluate the performance of the senior officer or officers responsible for the internal audit function of the Company, and make recommendations to the Board and management regarding the responsibilities, retention or termination of such officer or officers.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

•	The Audit Committee shall meet to review and discuss with management and the independent auditor, in separate meetings if the Audit Committee deems it necessary:

➢	the annual audited financial statements and quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-K; and

➢	the quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-Q.

•	As appropriate, the Audit Committee shall review with management, the internal auditors and the independent auditor, in separate meetings if the Audit Committee deems it necessary:

➢	any analyses or other written communications prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

➢	the critical accounting policies and practices of the Company;

➢	related-party transactions and off-balance sheet transactions and structures;

➢	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and

➢	the effect of regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings).

•	The Audit Committee shall approve any material changes to the Company’s accounting policies other than as is required to comply with GAAP.

•	The Audit Committee shall review, in conjunction with management, the Company’s policies generally with respect to the Company’s earnings press releases and with respect to financial information and earnings guidance provided to analysts and rating agencies, including in each case the type of information to be disclosed and type of presentation to be made and paying particular attention to the use of non-GAAP financial information.

•	The Chairman of the Audit Committee may review any of the Company’s financial information and earnings guidance provided to analysts and ratings agencies and any of the Company’s other financial disclosures, such as earnings press releases, as the Chairman deems appropriate.

•	The Audit Committee shall, in conjunction with the CEO and CFO of the Company, review the Company’s disclosure controls and procedures and internal control over financial reporting. The review of internal control over financial reporting shall include whether there are any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to affect the Company’s ability to record, process, summarize and report financial information and any fraud involving management or other employees with a significant role in internal control over financial reporting.

•	The Audit Committee shall review and discuss with the independent auditor any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the auditor pursuant to Statement on Auditing Standards No. 61, as amended, such as:

➢	any restrictions on the scope of the independent auditor’s activities or on access to requested information;

➢	any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise);

➢	any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement;

➢	any management or internal control letter issued, or proposed to be issued, by the auditor; and

➢	any significant disagreements between management and the independent auditor.

•	In connection with its oversight responsibilities, the Audit Committee shall be directly responsible for the resolution of disagreements between management and any auditor regarding the Company’s financial reporting.

•	The Audit Committee shall review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

•	The Audit Committee shall establish procedures for:

➢	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

➢	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall review any complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

•	The Audit Committee shall prepare the Audit Committee report that the Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.
Compliance with Legal and Regulatory Requirements

•	The Committee shall obtain an understanding of and periodically review the Company’s policies and procedures designed to promote compliance with applicable laws and regulations as well as the Company’s Code of Business Ethics and Conduct through discussions with management, the Company’s general counsel and internal audit.

•	The Committee shall periodically review with management major litigation and risk management policies and procedures, including insurance coverages.

•	The Committee shall advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Ethics and Conduct, including review of the process for communicating the Code to Company personnel and for monitoring compliance.
Reporting to the Board

•	The Audit Committee shall report to the Board periodically. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the independence and performance of the Company’s independent auditor, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board.

•	At least annually, the Audit Committee shall evaluate its own performance and report to the Board on such evaluation.

•	The Audit Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Executive and Corporate Governance Committee.

Authority
In discharging its responsibilities, the Audit Committee is empowered (without seeking Board approval) to study or investigate any matter of interest or concern that the Committee deems appropriate and to select, retain and terminate counsel, consultants and other experts and may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to meet with any members of, or advisors to, the Audit Committee.
The Audit Committee shall have available appropriate funding from the Company as determined by the Audit Committee for payment of:

•	compensation to any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	compensation to any advisers employed by the Audit Committee; and

•	ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
The Audit Committee may delegate its authority to subcommittees or the Chairman of the Audit Committee when it deems appropriate and in the best interests of the Company.
Procedures
The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. Meetings of the Committee may be called by the CEO or any member of the Committee. The Chairman of the Audit Committee, in consultation with the other Committee members, shall determine the frequency and length of the Committee meetings and shall set meeting agendas consistent with this charter. All meetings of the Audit Committee may be held telephonically. A majority of Committee members will constitute a quorum. The Audit Committee shall maintain minutes or other records of meetings and activities of the Committee. The Committee may invite to its meetings any director, member of management of the Company, and such other persons as it deems appropriate in order to carry out its responsibilities. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein. In the event the number of Committee members voting in favor of a proposal and the number of Committee members voting against such proposal are equal, the proposal shall be submitted to a vote of the Board. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.
The Audit Committee shall meet separately, periodically, with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditor.
Limitations Inherent in the Audit Committee’s Role
It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP and applicable rules and regulations. This is the responsibility of management and the independent auditor. Furthermore, while the Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

BURGER KING HOLDINGS, INC.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the
postage-paid envelope provided or return it to:
Burger King Holdings, Inc.
Po Box 11418
New York, NY 10203-0418

☐	▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

Please vote and sign on this side and return promptly in the enclosed envelope. Do not forget to date your proxy.	☒
Votes must be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote FOR the nominees and FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2007.

Item 1.	Election of Directors

For All	☐	Withhold All	☐	*Exception	☐

Nominees:	01 Andrew B. Balson, 02 David Bonderman,
03 Richard W. Boyce, 04 David A. Brandon,
05 John W. Chidsey, 06 Armando Codina,
07 Peter R. Formanek, 08 Manuel A. Garcia,
09 Adrian Jones, 10 Sanjeev K. Mehra,
11 Stephen G. Pagliuca, 12 Brian T. Swette,
and 13 Kneeland C. Youngblood.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s number in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

Item 2:	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2007.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.

For address changes/ comments, please check this box and write them on the back where indicated.	☐

SCAN LINE

This Proxy Card is only valid when signed and dated.
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each such holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

BURGER KING HOLDINGS, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE COMPANY FOR THE ANNUAL MEETING
November 29, 2006 9:00 a.m. EST

The undersigned hereby constitutes and appoints Anne Chwat and Ben K. Wells, and each of them, as their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Burger King Holdings, Inc. to be held at 5505 Blue Lagoon Drive, Miami, Florida 33126, on Wednesday, November 29 and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm of the Company for the current fiscal year.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

	YES	NO	BURGER KING HOLDINGS, INC.
Po Box 11418
Please indicate if you plan to attend this meeting	☐	☐	New York, NY 10203-0418
(Continued and to be signed on the reverse side)